August 8, 2013

Code of Ethics

This Code of Ethics applies to the Chief Executive Officer, President, Chief Financial Officer, and Chief Accounting Officer of Capstone Financial Group, Inc. (the "firm") and to all other professionals of the firm serving in a finance, accounting, tax or investor relations role.

The purpose of this Code of Ethics is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the firm's financial books and records and the preparation of its financial statements. The obligations of this Code of Ethics supplement, but do not replace, the firm's Code of Conduct. As a finance professional of the firm, you are expected to:

•	Engage in and promote ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and to disclose to the Office of the Secretary any material transaction or relationship that reasonably could be expected to give rise to such a conflict.
•	Carry out your responsibilities honestly, in good faith and with integrity, due care and diligence, exercising at all times the best independent judgment.
•	Assist in the production of full, fair, accurate, timely and understandable disclosure in reports and documents that the firm and its subsidiaries file with, or submit to, the Securities and Exchange Commission and other regulators and in other public communications made by the firm.
•	Comply with applicable government laws, rules and regulations of federal, state and local governments and other appropriate regulatory agencies.
•	Promptly report (anonymously, if you wish to do so) to the Board of Directors any violation of this Code of Ethics or any other matters that would compromise the integrity of the firm's financial statements. You may contact the Board of Directors by mail, by phone, or by e-mail; contact information is set forth below.
•	Never to take, directly or indirectly, any action to coerce, manipulate, mislead or fraudulently influence the firm's independent auditors in the performance of their audit or review of the firm's financial statements.

Compliance with this Code of Ethics is a term and condition of your employment. The firm will take all necessary actions to enforce this Code, up to and including immediate dismissal. Violations of this Code of Ethics may also constitute violations of law, which may expose both you and the firm to criminal or civil penalties.

If you have any questions about how this Code of Ethics should be applied in a particular situation, you should promptly contact the Office of the Secretary.

Board of Directors Contact Information

By mail:

Capstone Financial Group, Inc.

Attn: Chairman

2600 Michelson Drive STE 700

Irvine, CA 92612

By phone:

Call 866-798-4478

By e-mail:

darin@capstoneaffluentstrategies.com